Exhibit 5.1

April 13, 2011

Boingo Wireless, Inc.

10960 Wilshire Blvd., Suite 800

Los Angeles, CA 90024

Re:          Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-1 (File No. 333-171719) originally filed by Boingo Wireless, Inc. (the “Company”) with the Securities and Exchange Commission (the “Commission”) on January 14, 2011, as thereafter amended or supplemented (the “Registration Statement”), in connection with the registration under the Securities Act of 1933, as amended, of up to 6,635,500 shares of the Company’s Common Stock (the “Shares”), which number includes (A) up to 4,712,300 shares (including up to 865,500 shares which may be sold by the Company upon exercise of an over-allotment option) that may be issued and sold by the Company, and (B) up to 1,923,200 shares that may be sold by certain selling stockholders (the “Selling Stockholders”) and consisting of (i) up to 1,706,605 shares that are presently issued and outstanding, and (ii) up to 216,595 shares that are issuable upon the exercise of options to be exercised by certain Selling Stockholders.  We understand that the Shares are to be sold to the underwriters as described in the Registration Statement and pursuant to an underwriting agreement, substantially in the form of which is filed as an exhibit to the Registration Statement, to be entered into by and among the Company and the underwriters (the “Underwriting Agreement”).

We are acting as counsel only for the Company in connection with the sale by the Company of Shares. In such capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.

On the basis of the foregoing, we are of the opinion, that (1) the Shares to be issued and sold by the Company have been duly authorized and, when such Shares are issued and paid for in accordance with the terms of the Underwriting Agreement, will be validly issued, fully paid and nonassessable, and (2) the Shares to be sold by the Selling Stockholders have been duly authorized and are validly issued, fully paid and are nonassessable; provided, however, with respect to those Shares to be sold by certain of the Selling Stockholders that will be issued upon the exercise of options prior to such sale, if any, such Shares will be validly issued, fully paid and nonassessable upon exercise and payment in compliance with the terms of the options pursuant to which such Shares are to be issued prior to the completion of this offering.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement

This opinion may be used only in connection with the offer and sale of the Shares while the Registration Statement is in effect.

Very truly yours,

/s/ Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP

Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, LLP